Exhibit 5.1

              OPINION OF TROOP STEUBER PASICH REDDICK & TOBEY, LLP


December 27, 1999


Dental/Medical Diagnostic Systems, Inc.
200 N. Westlake Blvd.
Westlake Village, CA 91362

Ladies/Gentlemen:

           At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to which this letter is attached as Exhibit
5.1 filed by Dental/Medical Diagnostic Systems, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 1,626,927 shares of Common Stock (the "Shares") of the Company issued November 23, 1999 or to be issued upon exchange of outstanding shares of Series A Exchangeable Preferred Stock (the "Series A Preferred Stock") and upon exercise of outstanding Warrants (the "Warrants").

           We are of the opinion that the Shares have been duly authorized and upon issuance pursuant to the terms of the Series A Preferred Stock or the Warrants, as the case may be, the Shares will be validly issued, fully paid and non-assessable.

           We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.



                                Respectfully submitted,

                                /s/ Troop Steuber Pasich Reddick & Tobey, LLP

                                Troop Steuber Pasich Reddick & Tobey, LLP